UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 23, 2006

Sharper Image Corporation

(Exact name of Registrant as Specified in its Charter)

Delaware	0-15827	94-2493558
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 The Embarcadero, 6th Floor, San Francisco, California	94105
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (415) 445-6000

650 Davis Street, San Francisco, California 94111

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 23, 2006, the Compensation Committee of the Board of Directors of Sharper Image Corporation (the “Company”) approved the accelerated vesting of all unvested options with an exercise price of and in excess of $11.95. This accelerated vesting, which became effective on the date of approval, affects options to purchase approximately 747,000 shares of the Company’s common stock with exercise prices ranging from $11.95 to $21.99. The acceleration does not apply to unexpired options held by former employees.

The accelerated vesting is expected to eliminate future compensation expense the Company would otherwise recognize in its income statement with respect to such accelerated options once FASB Statement No. 123R (Share-Based Payment) becomes effective on February 1, 2006. Because these options have exercise prices significantly in excess of the Company’s current stock price, which closed at $9.12 on January 23, 2006, the Committee believes that these options may not offer sufficient incentive to employees when compared to the potential future compensation expense that would be attributable to such options. The estimated maximum future expense that is eliminated is approximately $5.5 million. The Company will incur compensation expense in connection with FASB Statement No. 123R for all other options outstanding. In addition to the accounting consequences, the Committee believes that the accelerated vesting may have a positive effect on employee morale and retention.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHARPER IMAGE CORPORATION

Dated: January 26, 2006	By:	/s/ Jeffrey P. Forgan

Name: Jeffrey P. Forgan
Title: Executive Vice-President & Chief Financial Officer